Exhibit 99

O’Sullivan Industries Announces Fiscal Year 2005 First Quarter Results

Lamar, MO, November 3, 2004. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer and distributor of office, household and home organization RTA furniture, today announced its fiscal 2005 first quarter results for the period ended September 30, 2004.

First Quarter Results

Net sales for fiscal 2005’s first quarter were $62.7 million, a decrease of 12.3% from net sales of $71.5 million reported in fiscal 2004’s first quarter. Fiscal 2005’s first quarter net sales were within the range we internally projected as we continue to see the impact of market share setbacks that occurred in the last half of fiscal 2004. In addition, during fiscal 2005’s first quarter we experienced a weaker than expected retail back-to-school selling season.

Operating income for fiscal 2005’s first quarter was $245,000, or .4% of net sales, down from operating income of $3.8 million, or 5.4% of net sales, reported in fiscal 2004’s first quarter. The decrease in operating income was generally caused by:

•	Lower sales levels;

•	A reduction in gross margin due to unabsorbed manufacturing overhead, which was expected as we have aggressively lowered production levels in executing our inventory reduction initiative;

•	Continued high prices of raw materials, particularly particleboard; and

•	A higher level of promotional products within our product mix.

The first quarter of fiscal 2005’s operating income was slightly ahead of plan and improved in comparison to the operating loss of $681,000 reported in the fourth quarter of fiscal 2004.

For the first quarter of fiscal 2005 we recorded a $8.6 million net loss compared to a net loss of $7.3 million reported in fiscal 2004’s first quarter. The first quarter of fiscal 2005’s net loss reflects:

•	The reduction in operating income noted above; and

•	Higher interest expense related to our September 2003 debt refinancing

EBITDA for fiscal 2005’s first quarter was $3.4 million, or 5.4% of net sales, compared to EBITDA of $3.9 million, or 5.4% of net sales reported in the first quarter of fiscal 2004. The attached table reconciles net loss to EBITDA. The first quarter of fiscal 2005’s EBITDA was on plan and improved from EBITDA of $2.4 million reported in the fourth quarter of fiscal 2004.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan.

Working Capital

Total working capital, excluding cash, was $47.2 million at September 30, 2004. This was an increase from $44.4 million reported at June 30, 2004. Some highlights of the current quarter change in working capital include:

•	Accounts receivable at September 30, 2004 increased $4.3 million to $26.9 million from $22.6 million reported at June 30, 2004. This increase reflects the higher level of invoiced sales in fiscal 2005’s first quarter compared to fiscal 2004’s fourth quarter. Our continued focus on managing accounts receivable within normal customer trading terms is reflected in the positive performance of our Days Sales Outstanding metric.

•	Inventory at September 30, 2004 decreased $4.0 million to $51.1 million from $55.1 million reported at June 30, 2004. The lower inventory balance reflects our working capital focus that will result in a reduction of inventory to levels 20% to 30% below those recorded at June 30, 2004.

•	The amount payable to RadioShack decreased to $0 from $3.7 million reported at June 30, 2004.

Net cash used by operating activities for fiscal 2005’s first quarter was $990,000, compared to net cash used by operating activities of $11.5 million reported in the fourth quarter of fiscal 2004. Capital expenditures in the first quarter of fiscal 2005 were $236,000 compared to $921,000 million spent in the fourth quarter of fiscal 2004.

At September 30, 2004 the availability on our revolving line of credit was approximately $29.0 million. Continuing our cash management focus, there was no outstanding balance on the revolver at September 30, 2004. However, consistent with prior quarters we have approximately $15.2 million in outstanding letters of credit at September 30, 2004 that reduced the amount available under the revolving line of credit to approximately $13.8 million.

Management Comments

“We have completed a comprehensive strategic planning process that has resulted in a strategy that will guide O’Sullivan for the next several years,” stated Bob Parker, president and chief executive officer of O’Sullivan Industries. “This is a dynamic plan that will be updated periodically as our organization evolves. The plan focuses the O’Sullivan organization on the opportunities available in specific consumer market areas and will provide the company a strategic roadmap to profitably grow our revenue. Our organization is focused on four strategic product areas:

•	Small Office Home Office (“SOHO”)

•	Commercial Office

•	Organization and Storage

•	Home Furnishings

“Our new marketing organization will be structured to provide the resources and focus to take advantage of these specific market opportunities. The following are some of the highlights of other strategic initiatives that are currently underway at O’Sullivan:

•	We continue to evaluate our organizational capabilities and recruit new talent to O’Sullivan. These new employees, along with our existing associates, will facilitate our efforts to transform O’Sullivan into a consumer oriented, results driven organization.

•	We have created the position of Channel Marketing Director within our Marketing Organization. This position will focus on developing merchandising opportunities, improving packaging, point-of-purchase material and plan-o-gram analysis, with the ultimate goal of improving product sell through at retail.

•	Recently we invited our top suppliers to a “Supplier’s Summit” in Lamar, MO where we discussed O’Sullivan’s new vision and strategies. Our suppliers received this message enthusiastically and were encouraged to partner with our team in the achievement of our new goals and objectives.

•	We continue to evaluate all aspects of O’Sullivan’s cost structure and new product development process to ensure we are introducing consumer oriented products that provide distinctive value.

•	We continue to expand our Sourcing Organization so we can supplement our current manufacturing capabilities with high quality, innovative and on-trend products at competitive prices.

•	We continue our initiatives to improve working capital management and cash flow through better planning, reduction in inventory and improved terms. All of these goals will be achieved while we maintain our exceptional customer service.

•	We have conducted a series of employee communication meetings to share our plans, opportunities and goals. These meetings will be repeated on a regular basis as we improve internal communication with our associates.

•	Our factories are focused on continuously improving productivity and lowering costs. We are introducing lean manufacturing training and other training programs that are expanding our capabilities.

•	The move of O’Sullivan Industries’ corporate headquarters from Lamar, MO to the Atlanta, GA area should be completed in November 2004.

Outlook and Conclusion

“Our new management team is excited about the future”, concluded Bob Parker. “We believe our strategic efforts will begin to show a slight improvement in results by the end of fiscal 2005. However, we anticipate the second quarter will be a challenge. While sales will be flat to slightly down in comparison to the prior year second quarter, our earnings will be challenged by several factors including:

•	A reduction in gross margin from unabsorbed manufacturing overhead due to lowering planned production levels. This is part of our plan to significantly reduce inventory levels to better manage working capital. Most of this inventory correction will be completed in the second quarter and when completed will allow us to efficiently balance production and sales levels going forward.

•	Continued high prices of raw materials, particularly particleboard.

•	The mix of products sold in the current year period will contain more promotionally priced lower margin units in comparison to the mix sold in the prior year comparable period.

“Through our new strategic planning process, we have identified numerous areas requiring improvement at O’Sullivan. However, these fundamental changes will take time to implement. Looking to the future, we feel our strategic initiatives are in the process of building a new and stronger foundation at O’Sullivan that we think will provide improved and sustainable long-term results.”

Quarterly Announcement and Other Information

O’Sullivan Industries fiscal 2005 first quarter financial results and management update conference call will be held on Monday, November 8, 2004. The conference call will begin at 12:00 noon Eastern Time and be available in two formats:

•	Online at the O’Sullivan Industries’ web site at www.osullivan.com. The confirmation number is 802262. Leave the pass code field blank; or

•	By phone at (719) 457-2646. You must reference the conference pass code 802262

For those unable to participate in the original broadcast, playbacks are scheduled to begin at 1:30 p.m. Eastern Time on November 8, 2004 online at O’Sullivan Industries’ website, or by calling (719) 457-0820. Please reference the conference pass code 802262.

Questions from analysts and investors concerning O’Sullivan Industries’ fiscal year 2005 first quarter financial results should be submitted before the conference call by e-mailing them to investor.relations@osullivan.com. All questions should be submitted by 8:00 a.m. eastern time on Friday, November 5, 2004 in order for them to be incorporated into the conference call.

Additional information about the company, such as news releases, SEC filings, latest analyst and investor FAQ, etc., is available on the company’s website at www.osullivan.com. For further information and questions, e-mail your requests to investor.relations@osullivan.com, or call the company’s Investor Relations Department at (417) 682-8370.

Forward Looking Statements

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review O’Sullivan’s 10- K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
David Turney, Director of Investor Relations    (417) 682-8325

O’Sullivan Industries Holdings, Inc.
First Quarter Results
Consolidated Statement of Operations
(in thousands)
(unaudited)

	Three months ended September 30,
	2004	2003	% Change
Net sales	$62,680	$71,464	-12%
Cost of sales	51,243	57,156	-10%

Gross profit	11,437	14,308	-20%
Percent of net sales	18.2%	20.0%
Selling, marketing and administrative	11,192	10,476	7%

Operating income	245	3,832	-94%
Percent of net sales	0.4%	5.4%
Interest expense, net	8,829	7,837	13%
Other financing expense	-	3,294	-100%

Loss before income taxes	(8,584)	(7,299)	18%
Income tax provision	-	-	-

Net loss	(8,584)	(7,299)	18%
Dividends and accretion on preferred stock	(4,376)	(2,999)	46%

Net loss attributable to common stockholders	$(12,960)	$(10,298)	26%

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,		June 30,
Assets	2004	2003	2004
Current assets:
Cash and cash equivalents	$4,070	$14,334	$5,250
Trade receivables, net	26,925	33,979	22,579
Inventories, net	51,077	45,278	55,071
Prepaid expenses and other assets	2,787	2,508	3,229

Total current assets	84,859	96,099	86,129

Property, plant and equipment, net	58,884	68,831	61,683
Other assets	8,104	9,625	8,462
Goodwill, net	38,088	38,088	38,088

	$189,935	$212,643	$194,362

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$7,943	$10,752	$8,199
Accrued advertising	10,260	9,110	9,422
Accrued liabilities	15,380	13,638	15,237
Payable to RadioShack	-	6,798	3,658

Total current liabilities	33,583	40,298	36,516

Long term debt	220,672	220,344	220,279
Mandatorily redeemable senior preferred stock	27,495	22,965	26,258
Non-current liabilities	10,554	9,107	9,452
Payable to RadioShack	70,067	65,269	66,409
Stockholders' deficit	(172,436)	(145,340)	(164,552)

	$189,935	$212,643	$194,362

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	September 30,		June 30,
	2004	2003	2004
Net cash provided (used) by operating activities	$(990)	$4,102	$(11,450)
Cash flows used by investing activities	(236)	(244)	(921)
Net cash flows provided by financing activities	46	2,499	(2)

Net increase (decrease) in cash and cash equivalents	(1,180)	6,357	(12,373)
Cash and cash equivalents, beginning of period	5,250	7,977	17,623

Cash and cash equivalents, end of period	$4,070	$14,334	$5,250

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	September 30,		June 30,
	2004	2003	2004
Net loss	$(8,584)	$(7,299)	$(9,395)
Income tax provision	-	-	-
Interest expense, net	8,829	7,837	8,714
Depreciation and amortization	3,110	3,312	3,069

EBITDA	$3,355	$3,850	$2,388

EBITDA as a percent of sales	5.4%	5.4%	4.1%

Schedule of Interest Expense
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2004	2003
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$6,035	$5,560
Interest income	(8)	(29)
Non-cash items:
Interest expense on O’Sullivan Holdings note	750	667
Interest expense on mandatorily redeemable
senior preferred stock	1,237	1,032
Amortization of debt discount	392	166
Amortization of debt issuance costs	423	441

Net interest expense	$8,829	$7,837